As filed with the Securities and Exchange Commission on May 17, 2004
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Janus Capital Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	43-1804048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

151 Detroit Street
Denver, Colorado 80206
(Address of principal executive offices, including zip code)

JANUS CAPITAL GROUP INC. 2004 EMPLOYMENT INDUCEMENT AWARD PLAN
(Full title of the plan)

Curt R. Foust, Esq.
Vice President and Assistant General Counsel
Janus Capital Group Inc.
151 Detroit Street
Denver, Colorado 80206
(303) 333-3863
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Mark D. Wincek, Esq.
Elizabeth G. Wren, Esq.
Kilpatrick Stockton LLP
Suite 2500, 214 N. Tryon Street
Charlotte, North Carolina 28202
(704) 338-5123

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount To Be	Proposed Maximum Offering		Proposed Maximum		Amount of
To Be Registered	Registered(1)	Price Per Share		Aggregate Offering Price		Registration Fee
Common Stock, $0.01 par value (2)	2,874,824	$15.21	(3)	$43,726,073	(3)	$5,540.09	(3)

Common Stock, $0.01 par value (2)	1,125,176	$15.48	(4)	$17,417,724	(4)	$2,206.83	(4)

TOTAL	4,000,000			$61,143,797		$7,746.92

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may be issued pursuant to the anti-dilution provisions contained in the Janus Capital Group Inc. 2004 Employment Inducement Award Plan (the “Plan”).

(2)	Each share of Common Stock includes associated Preferred Stock Purchase Rights that, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on May 13, 2004.

(4)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act, based on the exercise price per share of $15.48 of outstanding options.

Part II
ITEM 3. Incorporation of Documents by Reference
ITEM 4. Description of Securities
ITEM 5. Interests of Named Experts and Counsel
ITEM 6. Indemnification of Directors and Officers
ITEM 7. Exemption from Registration Claimed
ITEM 8. Exhibits
ITEM 9. Undertakings
SIGNATURES
EXHIBIT INDEX
Opinion/Consent of Curt R. Foust, Esq.
Consent of Deloitte & Touche LLP
Consent of PricewaterhouseCoopers LLP
2004 Employment Inducement Award Plan.
Form of Non-Qualified Stock Option Award Agreement
Form of Restricted Stock Award Agreement

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

     The following documents previously filed with the Securities and Exchange Commission (the “SEC”) by Janus Capital Group Inc. (the “Registrant”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

     (a) The Annual Report on Form 10-K for the year ended December 31, 2003 filed by the Registrant on March 15, 2004;

     (b) The Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed by the Registrant on May 6, 2004;

     (c) The Current Reports on Form 8-K filed by the Registrant on March 16, 2004, March 16, 2004, April 5, 2004, April 6, 2004, April 13, 2004, April 15, 2004, April 20, 2004, April 28, 2004, April 28, 2004 and May 7, 2004; and

     (d) The descriptions of the Registrant’s Common Stock and associated Preferred Stock Purchase Rights contained in the Registration Statement on Form 10 filed by the Registrant on June 15, 2000, including any amendments or supplements filed for the purpose of updating such descriptions.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

     Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

     The legality of the Common Stock to which this Registration Statement relates has been passed upon for the Registrant by Curt R. Foust, Esq, Vice President and Assistant General Counsel of the Registrant. As of May 14, 2004, Mr. Foust beneficially owned 5,951 shares of the Registrant’s Common Stock and held options to purchase 16,211 shares of the Registrant’s Common Stock, of which options to purchase 478 shares are currently exercisable.

ITEM 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law as amended (“DGCL”) permits a corporation to indemnify any of its directors or officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, incurred in defense of any action (other than an action by or in the corporation’s rights) arising by reason of the fact that he is or was an officer or director of the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 also permits a corporation to indemnify any such officer or director against expenses incurred in an action by the corporation or in its right if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except in respect of any matter as to which such person is adjudged to be liable to the corporation, in which case court approval must be sought for indemnification. This statute requires indemnification of such officers and directors against expenses to the extent they may be successful in defending any such action. This statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, a vote of stockholders or disinterested directors, agreement or otherwise. The statute permits purchase of liability insurance by a corporation on behalf of officers and directors, and the Registrant has such insurance.

     The Registrant’s amended and restated certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee, agent, trustee, committee member or representative of the Registrant (or is or was serving at the Registrant’s request as a director, officer, employee, agent, trustee, committee member or representative of any other entity, including service with respect to employee benefit plans) shall be indemnified and held harmless by the Registrant, to the full extent permitted by Delaware law, as in effect from time to time, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person acting in such capacity.

     The Registrant’s amended and restated certificate of incorporation provides that the rights to indemnification and the payment of expenses provided thereby shall not be exclusive of any other right which any person may have or acquire under any statute, any provision of its amended and restated certificate of incorporation or amended and restated by-laws, agreement or otherwise. Any repeal or modification of such indemnification provisions shall not adversely affect any right or protection of a director or officer with respect to any conduct of such director or officer occurring prior to such repeal or modification.

     The Registrant’s amended and restated certificate of incorporation provides that it will indemnify its directors for monetary damages to the Registrant and its stockholders for any breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) or acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividend and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant has entered into indemnification agreements with certain of its directors and officers. Such indemnification agreements are intended to supplement the Registrant’s officers’ and directors’ liability insurance and to provide those individuals with specific contractual assurance that the protection provided by the Registrant’s amended and restated certificate of incorporation will continue to be available regardless of, among other things, an amendment to the Registrant’s amended and restated certificate of incorporation or a change in management or control of the Registrant. Such indemnification agreements provide for prompt indemnification to the fullest extent permitted by law and for the prompt advancement of expenses, including attorneys’ fees and all other costs and expenses incurred in connection with any action, suit or proceeding in which the director or officer is a witness or other participant, or to which the director or officer is a party, by reason (in whole or in part) of service in such capacities. Such indemnification agreements provide a mechanism for court relief if indemnification or expense advances are denied or not received within the periods specified in such agreements. Indemnification and advancement of expenses are also provided with respect to a court proceeding initiated for a determination of rights under such indemnification agreements and for certain other matters.

ITEM 7. Exemption from Registration Claimed.

     Not applicable.

ITEM 8. Exhibits.

Exhibit No.	Description
5.1	Opinion of Curt R. Foust, Esq.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Curt R. Foust, Esq. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

99.1	Janus Capital Group Inc. 2004 Employment Inducement Award Plan.

99.2	Form of Non-Qualified Stock Option Award Agreement.

99.3	Form of Restricted Stock Award Agreement.

ITEM 9. Undertakings.

     (a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 14, 2004.

JANUS CAPITAL GROUP INC.

By:	/s/ Loren M. Starr

Name:	Loren M. Starr
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

     Each of the undersigned directors and officers of the Registrant hereby severally constitute and appoint each of Loren M. Starr and Curt R. Foust, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this registration statement, and to file the same with exhibits thereto and other documents in connection therewith, including any registration statement or post-effective amendment filed pursuant to Rule 462(b) under the Securities Act of 1933, with the SEC, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed as of the 14th day of May, 2004 by the following persons in the capacities indicated.

Name	Title
/s/ Steven L. Scheid	Chairman of the Board, Chief Executive Officer and Director

Steven L. Scheid

/s/ Loren M. Starr	Senior Vice President and Chief Financial Officer

Loren M. Starr

/s/ Gregory A. Frost	Vice President and Controller (Principal Accounting Officer)

Gregory A. Frost

/s/ P.F. Balser	Director

P.F. Balser

Director

M.D. Bills

/s/ R.N. Burt	Director

R.N. Burt

/s/ G.A. Cox	Director

G.A. Cox

/s/ J.P. Craig, III	Director

J.P. Craig, III

/s/ D.R. Gatzel	Director

D.R. Gatzek

/s/ L.H. Rowland	Director

L.H. Rowland

/s/ R. Skidelsky	Director

R. Skidelsky

Name	Title
/s/ Gary D. Black	President, Chief Investment Officer and Director

Gary D. Black

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Curt R. Foust, Esq.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Curt R. Foust, Esq. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

99.1	Janus Capital Group Inc. 2004 Employment Inducement Award Plan.

99.2	Form of Non-Qualified Stock Option Award Agreement.

99.3	Form of Restricted Stock Award Agreement.